UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2006

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On July 27, 2006, Bioanalytical Systems, Inc. (the "Company") entered into a Severance Agreement and Release of All Claims (the “Agreement”) with Michael P. Silvon, Ph.D., Vice President of Planning and Corporate Development. Dr. Silvon’s position was eliminated and his employment terminated on July 31, 2006.

Subject to the terms and conditions of the Agreement, the Company agreed to pay Dr. Silvon a total severance payment of $110,240.16, paid $45,933.40 in semi-monthly installments between August 15 and December 31, 2006 and a lump sum of $64,306.76 on January 15, 2007. In addition, the Company’s Incentive Stock Option Committee determined that, solely for the purposes of the Company’s Incentive Stock Option Plan, Dr. Silvon’s severance will be deemed a retirement with consent of the Company (as defined in the Company’s Incentive Stock Option Plan) entitling him to exercise any outstanding stock options issued under the Company’s Incentive Stock Option Plan that were vested as of July 31, 2006, at any time within three months of that date.

The Agreement includes a general release by Dr. Silvon and a mutual non-disparagement agreement. Dr. Silvon has the right to unilaterally revoke the Agreement for 7 days following July 27, 2006. By its terms, certain provisions of the Agreement do not become effective or enforceable until 7 days after July 27, 2006.

A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: July 31, 2006	By: /s/ Michael R. Cox Michael R. Cox Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Severance Agreement and Release of All Claims between Bioanalytical Systems, Inc. and Michael P. Silvon, dated July 27, 2006